UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 17, 2019

UNIQUE FABRICATING, INC.

(Exact name of registrant as specified in its Charter)

Delaware	001-37480	46-1846791
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Unique Fabricating, Inc.
800 Standard Parkway
Auburn Hills, MI 48326
(248)-853-2333

(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $.001 per share	UFAB	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 17, 2019, Unique Fabricating, Inc (the "Company") issued a press release announcing the appointment of Byrd Douglas Cain, III as the new President and Chief Executive Officer of the Company. His employment is expected to commence on September 30, 2019. Mr. Cain, age 59, joins the Company from Mubea Group ("Mubea"), a global market leader in the development and manufacture of automotive suspension, powertrain, and body components. Mr. Cain was employed by Mubea for over twelve years, including as the CEO of Mubea North America from January 2010 until June 2019 and as the Chief Commercial Officer from June 2019 to present. Mr. Cain earned a Bachelor of Arts degree cum laude in Business Administration from Rhodes College and holds an active Certified Public Accountant (CPA) license.

Other than the employment agreement which is described below, there is no other arrangement or understanding between Mr. Cain and any other person pursuant to which Mr. Cain will be appointed as President and Chief Executive Officer of the Company. Mr. Cain has no family relationship with any director or executive officer of the Company, and there are no transactions in which Mr. Cain has an interest requiring disclosure under Item 404(a) of Regulation 5-K.

In connection with Mr. Cain's appointment, Tom Tekiele will step down as interim CEO of the Company, effective September 30, 2019. Mr. Tekiele will continue as the Company's Chief Financial Officer.

Employment Agreement

The Company and Mr. Cain have entered into an employment agreement (the "Employment Agreement") for an initial three year term, commencing September 30, 2019, or the start date, which provides for a base salary of $400,000 per year, which may be adjusted from time to time, and an initial incentive bonus target of not less than fifty percent of base salary, subject to the sole discretion of the Board. The Employment Agreement also provides for the issuance of two option grants as follows: (1) a grant of options to purchase 140,000 shares of common stock with an exercise price equal to the closing market price on the start date, with a vesting schedule equal to 40% after twelve months, and 20% on each consecutive anniversary thereof; and (2) a grant of options to purchase 145,000 shares of common stock with an exercise price equal to the closing market price on the start date with a vesting schedule equal to 50% once the closing price of the Company's common stock is in excess of $7.50 for ten out of 20 consecutive trading days, and 50% once the closing price of the Company's common stock is in excess of $12.50 for ten out of 20 consecutive trading days. Mr. Cain is eligible to participate in and receive all other benefits offered to senior executives of the Company under and in accordance with the provision of any employee benefit plan adopted by the Company other than any severance benefits offered to senior executives. Mr. Cain will also receive a $1,500 monthly car allowance.

After the initial term, the Employment Agreement will be automatically renewed for one year terms unless either party provides at least 90 days written notice of non-renewal. If the Company provides notice of non-renewal in accordance with the terms of the Employment Agreement, the Company may terminate Mr. Cain's services as of the date of such notice by paying Mr. Cain all amounts that would otherwise have been payable during the remainder of the employment period.

The Employment Agreement provides for certain payments and benefits in the event of termination of employment under certain circumstances. If, during the term of the Employment Agreement, Mr. Cain's employment is terminated by the Company without cause or by the Company's non-renewal of the employment term, Mr. Cain would be entitled to the continuation of his base salary at the rate in effect immediately prior to the termination date and continued use of the Company paid leased vehicle through the earlier of the end of the non-compete period, defined as twelve months, or until such time that Mr. Cain accepts employment elsewhere.

The above description is a summary of the Employment Agreement and is qualified in its entirety by reference to the Employment Agreement, attached as Exhibit 10.1 and is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure

On September 17, 2019, the Company issued a press release announcing the hiring of Mr. Cain as the President and Chief Executive Officer. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1 Employment Agreement of Byrd Douglas Cain, III

99.1 Press Release of the Company dated September 17, 2019.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIQUE FABRICATING, INC.
Dated: September 17, 2019	By:	/s/ Thomas Tekiele
Name: Thomas Tekiele
Title: Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated September 4, 2019
99.1	Press release dated September 17, 2019